NOTICE OF ANNUAL MEETINGS OF STOCKHOLDERS





                                                  March 22, 1996



To the Stockholders of

     Escalade, Incorporated

     You are hereby notified that the Annual Meeting of the Stockholders of Escalade, Incorporated will be held at the offices of the Company, 817 Maxwell Avenue, Evansville, Indiana, on April 26, 1996 at 1:30 P.M., local time, for the following purposes:

     1.  To elect to the Board seven (7) Directors as set forth herein.

     2. To approve the appointment of the firm Geo. S. Olive & Co.LLC, to serve as independent auditors for the Company for the year 1996.

     3. To transact such other business that may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on March 1, 1996 will be entitled to vote at the meeting.

     All persons who find it convenient to do so are cordially invited to attend the meeting in person. In any event, please sign, mark and return the Proxy enclosed with this Notice at your earliest convenience.

                                        By order of the Board of Directors

                                                   John R. Wilson

                                               Vice President & Chief
                                                 Financial Officer


























                           PROXY STATEMENT


     The Board of Directors of Escalade, Incorporated (hereinafter referred to as "Escalade" or the "Company"), 817 Maxwell Avenue, Evansville, Indiana 47717 ((812) 467-1200) is soliciting proxies the form of which is enclosed, for the Annual Meeting of Stockholders to be held on April 26, 1996, at 1:30 p.m. local time. Each of 4,133,954 shares of common stock outstanding on March 1, 1996 is entitled to one vote on all matters acted upon at the meeting and only Stockholders of record on the books of the Company at the close of business on March 1, 1996 will be entitled to vote at the meeting, either in person or by proxy. The shares represented by all properly executed proxies which are sent to the Company will be voted as designated and each not designated will be voted affirmatively. Unless discretionary authority is withheld, all other matters coming before the meeting will be voted according to the best judgment of the proxies. Each person giving a proxy may revoke it by giving notice to the Company in writing or in open meeting at any time before it is voted. The proxy statement is being mailed to shareholders on or about March 22, 1996.

     The expense of soliciting proxies will be borne by the Company. Proxies will be solicited principally by mail, but may also be solicited by Directors, Officers, and other regular employees of the Company, who will receive no compensation therefore in addition to their regular salaries. Bankers and others who hold stock in trust will be asked to send proxy materials to the beneficial owners of the stock, and the Company may reimburse them for their expenses.

     The Annual Report of the Company for the year of 1995 is being mailed to you with this proxy statement, but such report and financial statements are not a part of this proxy statement.


                      CERTAIN BENEFICIAL OWNERS

     Under Rule 13(d) of the Securities Exchange Act of 1934, a beneficial owner of a security is any person who directly or indirectly has or shares voting power or investment power over such security. Such beneficial owner under this definition needs not enjoy the economic benefit of such securities. The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock by its Executive Officers and by the only stockholders deemed to be beneficial owners of 5% or more of the Common Stock of the Company as of March 1, 1996.


Title of           Name and Address              Amount and Nature      Percentage
Class              of Beneficial Owner             of Ownership         of Class
-----------------------------------------------------------------------------------------
                       Executive Officers
Common Stock        Robert E. Griffin                  546,625 (1)         13.2%
(1)
                    817 Maxwell Avenue
                    Evansville, Indiana  47717

Common Stock        C. W. "Bill" Reed                   93,044 (2)          2.3%
(2)
                    817 Maxwell Avenue
                    Evansville, Indiana  47717

Common Stock        John R. Wilson                      39,815 (3)          1.0%
(3)
                    817 Maxwell Avenue
                    Evansville, Indiana  47717

                        Other 5% Stockholders

Common Stock        Lida M. Kinnicutt                  234,395              5.7%
                    11 Highwood Road
                    Bloomfield, Connecticut  06002

Common Stock        Andrew and Charmenz Guagenti       219,306 (4)          5.3%
(4)
                    216 Water Street
                    Newburgh, Indiana  47630

Common Stock        Dimensional Fund                   303,785 (5)          7.3%
(5)
                    Advisors, Inc.
                    1299 Ocean Avenue, 11th Floor
                    Santa Monica, California  90401

(1) Includes 8,050 shares held by his spouse. Mr. Griffin disclaims beneficial ownership of those shares. Also, includes 672 shares held jointly with his spouse and 6,900 shares issuable upon exercise of outstanding stock options.

(2)    Includes 23,000 shares issuable upon the exercise of outstanding stock options.
(3)    Includes 1,731 shares held by his spouse.  Mr. Wilson disclaims beneficial ownership of those shares.  Also includes 17,250 shares issuable upon exercise of outstanding stock options.
(4)    Includes 165,527 shares owned by Mr. Guagenti directly and in his directed IRA and 53,779 shares owned by Mrs. Guagenti directly in her directed IRA and as
Trustee.  Mr.and Mrs. Guagenti each disclaims beneficial ownership of the shares held by the other.
(5)    Dimensional Fund Advisors, Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 303,785 shares of
Escalade, Incorporated common stock as of December 31, 1995, all of which shares are held in portfolios of DFA Investment Dimensions Group, Inc., a registered open-end investment company, or in series of the DFA Investment Trust
Company, a Delaware  business trust, or  the DFA Group Trust and the DFA
Participating Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors, Inc. serves as investment manager.
Dimensional disclaims beneficial ownership of such shares.

   The executive officers of the Company are as follows:  Robert E. Griffin (age
61), Chairman and Chief Executive Officer, C.W. (Bill) Reed (age 49), President and
Chief Operating Officer, and John R. Wilson (age  54), Vice President and Chief
Financial Officer. The executive officers terms expire April 26, 1996.





                              ITEM NO. 1
                        ELECTION OF DIRECTORS

   The Board of Directors voted to set the size of the Board at seven members. All persons proposed for election to the Board of Directors are presently Directors. Those persons whose names are set forth below are standing for re-election. The term of office of the Directors is until the next meeting of the stockholders and until their successors are elected and qualified.

Information with respect to each of the Directors is set forth as follows:

                                                              Shares of Common
                                                            Stock of the Company
                                                            Beneficially owned on
                                                                March 1, 1996

Name and Principal Occupation                   Director                      Percent of
During the Past Five Years                    Since (1) Age     Number       Class
----------------------------------------------------------------------------------------------
Yale A. Blanc-Consultant to Martin Yale            1972          74        37,512 (2)      0.9% (2)
Industries, Inc.(a subsidiary of the Company)

Gerald J. Fox - Private Investor,                  1968          61          34,540 (4)    0.8%(4)
Senior Vice President of Oppenheimer & Co.,
Inc.in the Institutional Sales Department
from 1984 till 1992.(3)

Robert E. Griffin - Chairman and Chief             1973          61        546,625 (5)    13.2%(5)
Executive Officer of the Company since
March, 1994, Previously President and
Chief Executive Officer since 1976

Blaine E. Matthews, Jr. - Director and             1965          58        118,771 (6)     2.9%(6)
Corporate Secretary of Matthews 1812
House, Inc. since 1979, a mail order
supplier of cakes and food gifts. (3)

Robert D. Orr - Private Investor,                  1992          78        126,350 (7)     3.1%(7)
Ambassador to Singapore from 1989
till 1992 and Governor of the State
of Indiana from 1981 till 1989

A. Graves Williams, Jr. - Private                  1958          63          81,819        2.0%
Investor, President and Director
of The Irwin Company, Wilmington,
Ohio, a manufacturer of drill bits,
screwdrivers, measuring tapes and
similar tools, from 1978 till 1993. (3)

Keith P. Williams - President of                   1982          68        106,944 (8)     2.6%(8)
Good Earth Tools, Inc.,Crystal City,
Missouri since 1964, a company special-
izing in wear-proofing with tungsten
carbide. (3)

All  (9) Directors and Executive Officers as a Group                     1,185,420        28.7%

(1) On March 8, 1973 the Board of Directors of the Williams Manufacturing Company became the Board of Directors of Escalade, Incorporated pursuant to an Agreement and Plan of Reorganization under which the Williams Manufacturing Company merged into Escalade. The nominees whose period began prior to 1973 were directors of Williams since the dates shown.
(2) Includes 4,243 shares held by his spouse, Mr. Blanc disclaims beneficial ownership of those shares.
(3) Mr. A. Graves Williams, Jr., Mr. Keith P. Williams, and Karen Williams Fox are first cousins. Mr. Gerald J. Fox is married to Karen Williams Fox. Lida M. Kinnicutt is the sister of Blaine E. Matthews, Jr. All such persons disclaim beneficial ownership of shares held by any of the foregoing persons of whom he or she is related.
(4) Does not include 184,585 shares held directly by Mr. Fox's spouse or 16,730 held indirectly by Mr. Fox as trustee for the benefit of Matthew Fox and H. P. Korn. Mr. Fox disclaims beneficial ownership of those 201,315 shares.
(5) See note (1) under "Certain Beneficial Owners".
(6) Includes 1,750 shares held by his spouse and 1,200 shares in his children's trusts. Mr. Matthews disclaims beneficial ownership of those shares.
(7) Includes 19,734 shares held by his spouse. Mr. Orr disclaims beneficial ownership of those shares.
(8) Includes 3,829 shares held by his spouse. Mr. Williams disclaims beneficial ownership of those shares.


    While there is no reason to believe that any of the persons nominated will, prior to the date of the meeting, refuse or be unable to accept the nomination, should any person nominated so refuse or become unable to accept, it is the intention of the persons named in the proxy to vote for such other person or persons as the Directors recommend.

     BOARD OF DIRECTORS, ITS COMMITTEES, MEETINGS, AND FUNCTIONS

    The Board of Directors of the Company consists of one member who is an executive officer (Robert E. Griffin) and six non-employee members (Yale A. Blanc, Gerald J. Fox, Blaine E. Matthews, Jr., Robert D. Orr, A. Graves Williams, Jr., and Keith P. Williams).

    During 1995 the Board of Directors had five meetings. All Directors attended 100% of the meetings.

    The Company has a standing Audit Committee of the Board of Directors. The Audit Committee is composed of Blaine E. Matthews, Jr. and A. Graves Williams, Jr. It held one meeting in 1995. The main functions performed by the Audit Committee are to (1) review with the independent auditors their observations on internal controls of the Company and the competency of financial accounting personnel, (2) review with the chief accounting officer and independent auditors, the accounting for specific items or transactions as well as alternative accounting treatments and their effects on earnings, and (3) recommend the firm of independent certified public accountants to be engaged by the Company.

    The Board of Directors has a Compensation Committee consisting of Gerald
J. Fox and A. Graves Williams, Jr. This committee met one time in 1995 to review salaries and compensation levels within the Company. The Board of Directors also has a Stock Option Committee consisting of A. Graves Williams, Jr., Gerald J. Fox and Keith P. Williams. This committee did not meet during 1995 because the incentive stock option plan expired in 1994 and no option awards were possible. The Board of Directors has no nominating committee.

    To the best of the Company's knowledge, all of the Company's directors, officers and 10% or more shareholders have timely filed with the Securities and Exchange Commission all reports required to be so filed pursuant to
Section 16 of the Securities Exchange Act of 1934 for 1995.


                        EXECUTIVE COMPENSATION
Summary

    The following table is a summary of the compensation paid by the Company to Messrs. Griffin, Reed, and Wilson for the last three years.

                                Annual
                             Compensation
                              Long Term
                             Compensation



Name and                                                Other Annual    Stock           All Other
Principal       Year            Salary      Bonus       Compensation    Options         Compensation
Position                          $           $          $ (2)          (# Shares)      $ (3)
---------       ----       ------------    -------      ------------    ----------      -------------

Robert E.        1993       112,231        101,732         26,302        6,000           57,576
Griffin          1994       115,538         44,183         28,769        -----            6,998
Chairman, CEO    1995       116,816         44,872         31,468        -----          134,735(4)
and Director

C.W."Bill" Reed
President and    1994       175,000         74,441         14,385        11,500           7,531
COO (5)          1995       179,900(1)      87,500         15,734        ------           7,187

John R. Wilson   1993        71,230         42,996          9,824         6,000           5,266
Vice President   1994        74,539         29,456         10,745         5,750           5,479
and CFO          1995        74,014(1)      29,915         11,753         -----           2,154

(1) Of the amounts shown, the following was deferred pursuant to the Company's 401K retirement plan; Mr. Griffin ($7,993), Mr.Reed ($9,239) and Mr. Wilson ($6,661). This
amount also includes directors fees for Mr. Griffin ($28,000).
(2) The amounts shown are the interest earned pursuant to the Company's deferred compensation plan.
(3) In 1995, the amounts shown include the Company's contribution to the 401K retirement plan; Mr. Griffin ($1,410), Mr. Reed ($6,731) and Mr. Wilson
($1,175) and the dollar value of the group term life insurance premiums paid by the Company;  Mr. Griffin ($1,725), Mr. Reed ($456) and Mr. Wilson  ($979).
(4)  This amount also includes the dollar value ($131,600) of the benefit of premiums paid by the Company (for 1994 and 1995) in 1995 for a split-dollar life insurance policy for Mr. Griffin. The Company has a collateral assignment from the policy equal to its payments.  The Company will be reimbursed for all premium payments made by the Company relating to the policy in the event of death or from cash value of the policy at the time of termination of the split-dollar agreement.
(5) Mr. Reed became an executive officer of the Company in 1994.  Prior to 1994 he was employed by an Escalade subsidiary.


                            Stock Options

    In 1995, no stock options were granted to any of the Company's executive officers nor did any such persons exercise any stock options. The following table shows the number of outstanding stock options held by such persons and the possible value of such options as of December 30, 1995.

    AGGREGATED OPTION EXERCISES IN 1995 AND YEAR END OPTION VALUES




                                                                     Value of
                                                     Number of       Unexercised
                                                     Unexercised     In-The-Money
                    Shares                           Options At      Options At
                   Acquired                          12-30-95        12-30-95
                     on             Value            Exercisable/    Exercisable/
                   Exercise         Realized         Unexercisable   Unexercisable
Name                 (#)             $               (#)             $ (1)
------            --------          -----           --------------  -------------
Robert E.           ----            -----           3,450/3,450          0/0 (2)
Griffin

C.W. "Bill" Reed    ----            -----           9,775/13,225       1,690/564


John R. Wilson      ----            -----           8,338/8,912        1,690/564

(1) The value of unexercised options is calculated by determining the difference between $3.75 per share, the last reported sale price of the common stock on the Nasdaq National Market on December 29, 1995, and the exercise price of the option as of such date, multiplied by the number of shares subject to the option.
(2) All options held by Mr. Griffin have an exercise price of $6.93 per share. Based upon the $3.75 per share market price of the common stock on December 29, 1995, these options have no value because the exercise price exceeded the market price.

Compensation of Directors

    During 1995 non-employee Directors of the Company received a retainer of $5,000 and a regular meeting fee of $2,000 for each meeting attended. The Chairman of the Audit Committee and the Compensation Committee received a $1,000 Chairman fee. Directors are reimbursed for their expenses incurred for attending the meetings.

    Mr. Griffin received $18,000 for performing his duties as Chairman of the Board and for serving on the Board of Directors and its committees. Mr. Griffin also receives a fee of $2,000 for each meeting attended.


Compensation and Stock Option Committee Report on Executive Compensation

    Executive compensation is determined by the Compensation Committee of the Board of Directors. Stock option grants are determined by the Stock Option Committee of the Board of Directors. Both committees are comprised entirely of non-management Directors. Based on the Company's past compensation practices, the Company does not currently believe that Section 162 (m) of the Internal Revenue Code, which limits the deductibility of executive compensation in certain events, will adversely affect the Company's ability to obtain a tax deduction for compensation paid to its executive officers.


                 Report of the Compensation Committee

    The Company's compensation package for its executive officers consists primarily of base salary, incentive profit sharing bonuses and stock option grants. Stock option grants are determined by the Stock Option Committee and are discussed under that Committee's separate report. Base salaries and incentive profit sharing bonuses are determined by this Committee.


    In general, base salary levels are set at the beginning of each year at levels believed by this Committee to be sufficient to attract and retain qualified executives when considered with the other components of the Company's compensation structure. The primary considerations in determining whether base salaries will be adjusted is the Company's income level generated in the previous year and any changes in level of responsibility. The Committee also subjectively reviews the individual performance of each executive officer. For 1995, in view of the decreased income from operations to a loss of $2,403,421 in 1994 from an income of $3,123,243 in 1993 the Committee believed that base salaries should be held at the same level or not increased more than 3%. Consistent with this analysis the Committee honored Mr. Griffin's request that his base salary not be increased for 1995.

    This Committee believes that a significant portion of total annual cash compensation should be subject to the Company's actual performance achieved in that year. Consequently, the incentive profit sharing bonuses of the Company's executive officers can be a significant percentage of their overall compensation. Each of the Company's subsidiaries has in place an incentive profit sharing plan where the amounts payable thereunder are based primarily upon the subsidiary's after tax return on equity and after tax return on assets and, to a lesser degree, upon the results of customer satisfaction surveys.
At the beginning of each year, the Committee reviews, approves and/or modifies target levels suggested by management for each of these three components for each subsidiary.

    If the subsidiary meets or exceeds its targets in one or more of the performance components, a bonus pool is created with respect to such component for payment to the subsidiary's employees. An additional 20% of any amounts payable under the subsidiary's incentive profit sharing plan is payable to the Company. The Company in turn distributes the incentive compensation received from each subsidiary to the Company's executive officers based on a pre-determined percentage. Accordingly, each executive officer's incentive profit sharing is directly linked to the performance by each of the Company's operating subsidiaries. The percentage and amount attributable to each individual executive officer is reviewed by this Committee on an annual basis. This Committee approved Mr. Griffin's portion, under the plan, of $44,872 for 1995.

    In 1995, the Company's office and graphic arts machines and equipment subsidiary exceeded its target levels for each of the three incentive profit sharing components and a bonus pool was created with respect to those operations. The Company's sporting goods subsidiaries did not meet their target levels and no bonus pool was created with respect to those operations. Therefore, the 1995 bonus amounts paid to Mr. Griffin and the Company's other executive officers were generated entirely from the Company's office and graphic arts machines and equipment subsidiary.

Gerald J. Fox                                         A. Graves Williams, Jr.


                   Report of Stock Option Committee

    The Company maintains a Stock Option Committee of the Board of Directors, whose primary purpose is to determine annual stock option grants to the Company's executive officers and other eligible employees. No stock options were granted in 1995 due to the expiration of the Company's 1984 Incentive Stock Option Plan in 1994.

    The Stock Option Committee continues to believe that stock options are an effective incentive to encourage stock ownership by officers and key employees of the Company and its subsidiaries so that those persons acquire or increase their proprietary interest in the success of the Company. Beginning in 1995 and continuing in 1996, the members of the Stock Option Committee and other members of the Company's Board of Directors have considered ways in which the Company could more effectively use stock options to motivate enhanced performance throughout the Company. Upon the conclusion of such studies and analysis, the Stock Option Committee may recommend that the Company adopt a new stock option plan in the future although no determination has been made at this time.


A. Graves Williams, Jr.         Gerald J. Fox              Keith P. Williams

Compensation Committee and Stock Option Committee Interlocks and Insider Participation

    In 1995, Messrs. Fox, Graves Williams and Keith Williams were non-employee Directors of the Company and comprised the Company's Compensation and Stock Option Committees. No other Director or executive officer of the Company serves on any board of directors or compensation committee of any entity which compensates any of Messrs. Fox, Graves Williams or Keith Williams.

Financial Performance

    The graph below compares the Company's cumulative shareholder return on Company common stock to a broad equity market index and to an industry index for the past five years. The broad equity market index selected by the Company is the CRSP Total Return Index for The Nasdaq Stock Market (U.S. Companies) which includes all domestic companies traded on the Nasdaq market as are the Company's shares. The published industry index selected by the Company is the Nasdaq Total Return Industry Index for Nasdaq Non-Financial Stock which is comprised of all Nasdaq traded companies having the standard industrial classification (SIC) code of 1 through 59 and 70 and above, which are all of the non-financial industries (SIC) codes. The Company's SIC code falls within these parameters and the Company is not aware of any other single company that is engaged in both the same industries as Escalade.


    The following graph assumes the investment of $100 in the Company's common stock on December 31, 1990 and the investment of an equal amount in each of the above referenced indices.




                         1990     1991     1992     1993     1994     1995


Escalade                 100.000  145.936  184.452  261.131  161.131  132.509
Nasdaq U. S.             100.000  160.564  186.866  214.511  209.686  296.304
Nasdaq Non-Financial     100.000  160.983  176.089  203.323  194.855  267.923



        The Company's line graph has been plotted based upon its actual year end dates which is the last Saturday in December of each year. The line graphs for each of the two indices have been plotted based upon the last trading date in such calender years.


Other Securities Filings

        The information contained in this Proxy Statement under the sub-headings "Compensation and Stock Options Committees" and "Financial Performance" are not, and should not be deemed to be, incorporated by reference into any prior filings by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 that purport to incorporate future filings or portions thereof by reference (including this proxy statement).

                              ITEM NO. 2
                         APPROVAL OF AUDITORS

        The Management proposes and recommends that the Stockholders approve the selection by the Board of Directors of the firm of Geo. S. Olive & Co.LLC to serve as independent auditors for the Company for the year 1996. The firm has served as independent auditors for the Company since 1977. Audit services performed by Geo. S. Olive & Co.LLC during the fiscal year most recently completed include examinations of the financial statements of the Company and its subsidiaries, services related to filings with the Securities and Exchange Commission, and consultations on matters related to accounting, financial reporting and filing of Federal and State Income Tax Returns.


        In the event the appointment of Geo. S. Olive & Co.
LLC, as independent auditors for 1996 is not approved by the shareholders, the adverse vote will be considered as a direction to the Board of Directors to select other auditors for the following year. However, because of the difficulty and expense of making any substitution of auditors so long after the beginning of the current year, it is contemplated that the appointment for the year 1996 will be permitted to stand unless the Board finds other good reason for making a change. Management recommends a vote "FOR" the approval of the appointment of Geo. S. Olive & Co.LLC.


                  RESULTS OF THE 1995 ANNUAL MEETING

        3,786,581 shares or 91.6% of the outstanding shares of the Company were voted in person or by proxy at the 1995 annual meeting which was held
April 28, 1995.   The proposals to elect  to the Board seven Directors and to approve the appointment of Geo. S. Olive & Co.LLC to serve as independent auditors for the Company for the year 1995 were approved by the shareholders.

          SHAREHOLDER PROPOSALS FOR THE 1997 ANNUAL MEETING

        Shareholder proposals for shareholder action at the 1997 annual meeting must be presented in writing at the offices of the Company on or before January 15, 1997. Only such proposals as are (1) required by Securities and Exchange Commission Rules, and are (2) permissible shareholder motions under the Corporation Law of the State of Indiana will be included on the 1997 meeting docket.

                            OTHER BUSINESS

        The management does not know of any other business to be presented to the meeting and does not intend to bring any other matters before the meeting. However, if any matters properly come before the meeting, it is intended that the persons named in the accompanying Proxy will vote thereon according to their best judgment and interest of the Company.


                                      By order of the Board of Directors
                                                 JOHN R. WILSON
                                                 --------------
                                                 JOHN R. WILSON
                                     Vice-President & Chief Financial Officer